AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2008

REGISTRATION NO. 333-131736

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.  2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMONWEALTH INCOME & GROWTH FUND VI
(Exact name of registrant as specified in governing instruments)

PENNSYLVANIA	7394	20-4115433
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

Brandywine Bldg One, 2 Christy Drive, Suite 200,
Chadds Ford, Pennsylvania 19317
(800) 249-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

KIMBERLY A. SPRINGSTEEN, CHIEF EXECUTIVE OFFICER
Commonwealth Capital Securities Corp.
400 Cleveland Street, 7th Floor
Clearwater, FL 33755
(800) 249-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael B. Pollack, Esq.
Reed Smith LLP
2500 One Liberty Place
Philadelphia, PA 19103

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ] _______

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ] _______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

COMMONWEALTH INCOME & GROWTH FUND VI

SUPPLEMENT NO. 2
DATED MARCH 18, 2008

TO PROSPECTUS DATED MARCH 6, 2007,
AS SUPPLEMENTED SEPTEMBER 28, 2007

Summary

We are providing you with this Supplement No. 2, dated March 18, 2008, to update and revise the prospectus dated March 6, 2007, as supplemented by Supplement No. 1 dated September 28, 2007. This Supplement No. 2 forms a part of, and must be accompanied or preceded by, the prospectus and Supplement No. 1.

The purposes of this supplement are to:

•	Describe the current status of the offering and the equipment acquired by CIGF6; and

•	Update the financial information of CIGF6.

You should thoroughly review the prospectus, Supplement No. 1 and this Supplement No. 2 prior to subscribing for units.

Forward-Looking Statements

Certain statements included in this supplement address activities, events or developments that we and our general partner anticipate, as of the date of this supplement, will or may occur in the future. For example, the words “believes,” “anticipates,” and “expects” are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside our control that may cause actual results to differ materially from those projected.  We do not intend to update these forward-looking statements, except as required by law.

            In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this Prospectus Supplement and other public statements we make. Such factors include, but are not limited to: the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in economic conditions; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors”, “Legal Proceedings” and “Management’s Discussion and Analysis of  Financial Condition and Results of Operations” sections and other sections of the Prospectus and this Prospectus Supplement.

Status of the Offering and Equipment Acquisitions

Our first escrow closing took place on May 10, 2007. As of February 29, 2008, we had sold a total of $12,508,997.99 in Units in our public offering.  As of March 12, 2008, CIGF6 has made 19 acquisitions of leased equipment, for an aggregate purchase price of $3,309,303, as more particularly described in the table below:

Manufacturer	Equipment Type	Cash	Rent In Lieu	Debt Assumed	Obligation Incurred	Total Equipment Cost
Dell/Toshiba	Laptops	$269,688	$0	$0	$0	$269,688
Panasonic	Laptops	360,639	0	0	0	360,639
Canon	Multifunction Printers	20,788	0	0	0	20,788
Canon	Multifunction Printers	12,176	0	0	0	12,176
Canon	Multifunction Printers	14,824	0	0	0	14,824
Canon	Multifunction Printers	9,706	0	0	0	9,706
Canon	Multifunction Printers	7,659	0	0	0	7,659
HP	Midrange HP Servers	224,440	0	0	0	224,440
Panasonic	Laptops	243,378	0	0	0	243,378
IBM	Midrange IBM Servers	270,473	0	0	0	270,473
Panasonic	Laptops	642,389	0	0	0	642,389
Avid	Graphic Workstations	180,194	0	0	0	180,194
Avid	Graphic Workstations	204,739	0	0	0	204,739
HP	Desktops	198,209	0	0	0	198,209
Canon	Multifunction Printers	10,411	0	0	0	10,411
Canon	Multifunction Printers	12,988	0	0	0	12,988
Canon	Multifunction Printers	13,235	0	0	0	13,235
HP	High End HP Servers	394,582	0	0	0	394,582
HP	High End HP Servers	218,785	0	0	0	218,785

Management's Discussion and Analysis of Financial Condition and Results of Operations (Page70)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Partnership's discussion and analysis of its financial condition and results of operations are based upon its financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Partnership bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Partnership believes that its critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.

COMPUTER EQUIPMENT

CCC, on behalf of the Partnership and other affiliated partnerships, acquires computer equipment subject to associated debt obligations and lease revenue and allocates a participation in the cost, debt and lease revenue to the various partnerships based on certain risk factors. Depreciation on computer equipment for financial statement purposes is based on the straight-line method over estimated useful lives of four years.

REVENUE RECOGNITION

For the period May 10, 2007 (Commencement of Operations) through December 31, 2007, the Partnership has only entered into operating leases.  Lease revenue is recognized on a monthly basis in accordance with the terms of the operating lease agreements.

The Partnership reviews a customer’s credit history before extending credit and may establish a provision for uncollectible accounts receivable based upon the credit risk of specific customers, historical trends and other information.

LONG-LIVED ASSETS

The Partnership evaluates its long-lived assets when events or circumstances indicate that the value of the asset may not be recoverable.  The Partnership determines whether impairment exists by estimating the undiscounted cash flows to be generated by each asset.  If the estimated undiscounted cash flows are less than the carrying value of the asset then impairment exists.  The amount of the impairment is determined based on the difference between the carrying value and the fair value.  Fair value is determined based on estimated discounted cash flows to be generated by the asset. The Partnership determined that no impairment occurred in for the period of May 10, 2007 (Commencement of Operations) through December 31, 2007.

Depreciation on computer equipment for financial statement purposes is based on the straight-line method over estimated useful lives of four years.

REIMBURSABLE EXPENSES

Reimbursable expenses, which are charged to the Partnership by CCC in connection with the administration and operation of the Partnership, are allocated to the Partnership based upon several factors including, but not limited to, the number of investors, compliance issues, and the number of existing leases.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.  The objective of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years.  The Partnership does not expect the implementation of SFAS 160 to have a material impact on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses will be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). The Partnership is currently determining whether fair value accounting is appropriate for any of its eligible items and cannot currently estimate the impact, if any, which SFAS 159 may have on our consolidated results of operation and financial condition.

In September 2006, the FASB issued Statement of Financial Accounting Standards 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance on measuring the fair value of assets and liabilities. SFAS 157 applies to other accounting pronouncements that require or permit assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Partnership in the first quarter of its fiscal year 2008.   In February 2008, the FASB issued two Staff Positions on SFAS 157: (1) FASB Staff Position No. FAS 157-1 (FAS 157-1),“Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13,” and (2) FASB Staff Position No. FAS 157-2 (FAS 157-2),“Effective Date of FASB Statement No 157.” FAS 157-1 excludes FASB Statement No. 13, Accounting for Leases, as well as other accounting pronouncements that address fair value measurements on lease classification or measurement under Statement 13, from SFAS 157’s scope. FAS157-2 partially defers Statement 157’s effective date.  The Partnership is currently determining the effect, if any, that the adoption of SFAS 157 and 157-1 will have on its financial statements.

LIQUIDITY AND CAPITAL RESOURCES

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, the Partnership used cash from operating activities of approximately $267,000 which includes a net loss of approximately $560,000 and depreciation and amortization expenses of $149,000.  This net loss was due primarily to the payment of initial offering expenses and depreciation of acquired equipment.

The Partnership’s primary source of capital for the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, was contributions of approximately $10,200,000. We expect significant additional capital contributions through 2008, as the Partnership is still engaged in its public offering of limited partnership units to investors.  The offering will continue until the earlier of March 5, 2009 or the date we sell all of the units being offered.  Approximately 1,989,000 units were available for purchase as of December 31, 2007.  Equipment in the amount of $1,726,000 was purchased and distributions of approximately $353,000 were paid during that same period.  While the Partnership continues to raise capital from additional investors, both equipment purchases and amounts paid out as distributions are expected to continue to rise throughout 2008.

When not being used to fund equipment purchases, cash is invested in money market accounts that invest directly in treasury obligations pending the Partnership’s use of such funds to purchase additional computer equipment, to pay Partnership expenses or to make distributions to the Partners.  At December 31, 2007, the Partnership had approximately $4,892,000, invested in these money market accounts.  The amount in such accounts will fluctuate throughout 2008 due to many factors, including the pace of new capital contributions, equipment acquisitions and distributions.  The remaining cash as of December 31, 2007 was set aside for equipment funding.

The Partnership’s investment strategy of acquiring computer equipment and generally leasing it under triple-net leases to operators, who generally meet specified financial standards, minimizes the Partnership’s operating expenses.  As of December 31, 2007, the Partnership had future minimum rentals on noncancellable operating leases of $538,000 for the year ending 2008 and $899,000 thereafter.  The Partnership did not incur any debt as of December 31, 2007.

CCC, on behalf of the Partnership and other affiliated partnerships, acquires computer equipment subject to associated debt obligations and lease agreements and allocates a participation in the cost, debt and lease revenue to the various partnerships based on certain risk factors.  The Partnership’s share of the computer equipment in which it participates with other partnerships at December 31, 2007 was approximately $474,000 and is included in the Partnership’s fixed assets on its balance sheet. The total cost of the equipment shared by the Partnership with other partnerships at December 31, 2007 was approximately $949,000. There was no outstanding debt at December 31, 2007 related to the equipment shared by the Partnership.

The Partnership’s cash flow from operations is expected to continue to be adequate to cover all operating expenses, liabilities, and distributions to Partners during the next 12-month period.  If available cash flow or net disposition proceeds are insufficient to cover the Partnership expenses and liabilities on a short and long term basis, the Partnership will attempt to obtain additional funds by disposing of or refinancing equipment, or by borrowing within its permissible limits.  The Partnership may also reduce the distributions to its Partners if it deems necessary.  Since the Partnership’s leases are on a “triple-net” basis, no reserve for maintenance and repairs are deemed necessary.

The partnership intends to invest approximately $7,200,000 in additional equipment for the remainder of 2008.  The acquisition of this equipment will be funded primarily through additional capital contributions, and also by debt financing and cash flows from lease rental payments.

RESULTS FROM OPERATIONS

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007 Partnership recognized revenue of $267,000 and expenses of $826,000 resulting in net loss of $560,000. The net loss is due in part to the organization and offering expenses paid or reimbursed by the Partnership during the first year of its operations, as well as to the depreciation of the IT equipment purchased by the Partnership.  The Partnership entered into 9 leases that generated lease income of approximately $176,000 during the same period.  The Partnership expects to continue to add new leases to its portfolio as it raises additional capital from investors.  Increases in portfolio size would be expected to increase lease income, and will also increase depreciation expense as new equipment depreciates.  Organizational costs will continue to impact net income throughout the public offering period, but are not expected to materially impact net income thereafter.

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007 the Partnership recognized interest income of $91,000 as a result of monies being invested in money market accounts that invest directly in treasury obligations pending the Partnership’s use of such funds to purchase additional computer equipment, to pay Partnership expenses or to make distributions to the Partners.  The amount in such accounts, and therefore the interest income therefrom, will fluctuate throughout 2008 due to many factors, including the pace of new capital contributions, equipment acquisitions and distributions.

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, operating expenses, excluding depreciation, consist of accounting, legal, outside service fees and reimbursement of expenses to CCC for administration and operation of the Partnership.  The operating expenses totaled approximately $562,000.

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007 organizational costs were approximately $107,000.  Organizational costs will continue to be paid and/or reimbursed throughout the public offering period, but are not expected to continue materially thereafter. Syndication costs for the period of May 10, 2007 (Commencement of Operations) through December 31, 2007 were approximately $1,208,000.

The equipment management fee is approximately 5% of the gross lease revenue attributable to equipment that is subject to operating leases.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, the equipment management fee was approximately $9,000.  As additional offering proceeds continue to be utilized for the acquisition of equipment, acquisition fees are expected to increase throughout 2008 as the Partnership’s equipment portfolio grows.

Depreciation and amortization expenses consist of depreciation on computer equipment and amortization of equipment acquisition fees.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, these expenses totaled approximately $149,000.

NET LOSS

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007 net loss was approximately $560,000.

Financial Statements (Table I)

Please see the updated financial information set forth below in Table I of this Prospectus Supplement.

TABLE I – SELECTED FINANCIAL DATA

Report of Independent Registered Public Accounting Firm

The Partners
Commonwealth Income & Growth Fund VI
Chadds Ford, Pennsylvania

We have audited the accompanying balance sheet of Commonwealth Income & Growth Fund VI (“Partnership”) as of December 31, 2007, and the related statements of operations and Partners’ capital and cash flows for the year ended December, 31, 2007 and for the period from May 10, 2007 (Commencement of Operations) through December 31, 2007.  The Partnership’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Income & Growth Fund VI as of December 31, 2007, and the results of its operations and its cash flows for the period from May 10, 2007 (Commencement of Operations) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America

/s/ Asher & Company, Ltd.
ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
March 17, 2008

COMMONWEALTH INCOME & GROWTH FUND VI
BALANCE SHEET
DECEMBER 31, 2007

December 31, 2007

Assets

Cash and cash equivalents	$6,279,821
Lease income receivable, net of reserve of $0 at December 31, 2007	7,733
Accounts receivable, affiliated limited partnerships	2,700
Prepaid Expenses	11,320

6,301,574

Computer equipment, at cost	1,725,993
Accumulated depreciation	(141,133)

1,594,860

Equipment acquisition costs to General Partner, net of accumulated amortization of $7,527 at December 31, 2007	61,513
Prepaid acquisition fees, General Partner	277,371

338,884

Total assets	$8,225,318

COMMONWEALTH INCOME & GROWTH FUND VI
BALANCE SHEET (CONT’D)
DECEMBER 31, 2007

December 31, 2007

Liabilities and Partners' Capital

Liabilities
Accounts payable	$11,061
Accounts payable, General Partner	23,786
Accounts payable, Commonwealth Capital Corp.	46,286
Other accrued expenses	2,143
Unearned lease income	82,567

Total liabilities	165,843

Partners' capital
General partner	1,000
Limited partners	8,058,475

Total partners' capital	8,059,475

Total liabilities and partners' capital	$8,225,318

see accompanying notes to financial statements

Commonwealth Income and Growth Fund VI
Statement of Operations

Period of May 10, 2007 (commencement of operations) through December 31, 2007

Revenue
Lease	$175,513
Interest and other	91,014

Total revenue	266,527

Expenses
Operating, excluding depreciation	561,956
Organizational costs	106,980
Equipment management fee, General Partner	8,776
Depreciation	141,133
Amortization of equipment acquisition costs and deferred expenses	7,527

Total expenses	826,372

Net (loss)	$(559,845)

Net (loss) allocated to limited partners	$(563,374)

Net (loss) per equivalent limited partnership unit	$(1.84)

Weighted average number of equivalent limited partnership units outstanding during the year	306,598

see accompanying notes to financial statements

Commonwealth Income & Growth Fund VI
Statement of Partners’ Capital

	General Partner Units	Limited Partner Units	General Partner	Limited Partners	Total
Balance, May 10, 2007 (1)	50	-	$1,000	$(61)	$939

Contributions (2)	-	510,580	-	10,188,537	10,188,537
Syndication Costs	-	-	-	(1,217,530)	(1,217,530)
Net income (loss) (3)	-	-	3,529	(563,374)	(559,845)
Distributions	-	-	(3,529)	(349,097)	(352,626)

Balance, December 31, 2007	50	510,580	$1,000	$8,058,475	$8,059,475

see accompanying notes to financial statements

(1)	The General Partner contributed $1,000 in exchange for 50 units of the Partnership as of December 31, 2006.
(2)	Limited Partners purchased 510,580 units during 2007.
(3)	Net income (loss) is for the period May 10, 2007 (Commencement of Operations) through December 31, 2007.

Commonwealth Income & Growth Fund VI
Statement of Cash Flows

Period of May 10, 2007 (commencement of operations) through December 31, 2007

Cash flows from operating activities
Net (loss)	$(559,845)
Adjustments to reconcile net (loss) to net cash (used in) operating activities
Depreciation and amortization	148,660
Changes in assets and liabilities
Lease income receivable	(7,733)
Other payable, General Partner	23,786
Accounts receivable, affiliated limited partnerships	(2,700)
Prepaid expenses	(11,320)
Accounts payable	11,061
Accounts payable, Commonwealth Capital Corp.	46,286
Accounts payable, General Partner	2,143
Unearned lease income	82,567

Net cash (used in) operating activities	(267,095)

Cash flows from investing activities
Capital expenditures	(1,725,993)
Prepaid acquisition fees to the General Partner	(277,371)
Equipment acquisition fees to the General Partner	(69,040)

Net cash (used in) investing activities	(2,072,404)

Cash flows from financing activities
Contributions	10,188,537
Syndication costs	(1,217,530)
Distributions to partners	(352,626)

Net cash provided by financing activities	8,618,381

Net increase in cash and cash equivalents	6,278,882

Cash and cash equivalents at beginning of period	939

Cash and cash equivalents at end of period	$6,279,821

see accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.  Business

Commonwealth Income & Growth Fund VI (the “Partnership”) is a limited partnership organized in the Commonwealth of Pennsylvania on January 6, 2006.  The Partnership is offering for sale up to 2,500,000 units of the limited partnership at the purchase price of $20 per unit (the “offering”).  The Partnership reached the minimum amount in escrow and commenced operations on May 10, 2007.

The Partnership uses the proceeds of the offering to acquire, own and lease various types of computer peripheral equipment and other similar capital equipment, which will be leased primarily to U.S. corporations and institutions.  Commonwealth Capital Corp (“CCC”), on behalf of the Partnership and other affiliated partnerships, will acquire computer equipment subject to associated debt obligations and lease agreements and allocate a participation in the cost, debt and lease revenue to the various partnerships based on certain risk factors

The Partnership’s General Partner is Commonwealth Income & Growth Fund, Inc. (the “General Partner”), a Pennsylvania corporation which is an indirect wholly owned subsidiary of CCC.  Approximately ten years after the commencement of operations, the Partnership intends to sell or otherwise dispose of all of its computer equipment, make final distributions to partners, and to dissolve.  Unless sooner terminated, the Partnership will continue until December 31, 2015.

Allocations of income and distributions of cash are based on the Partnership’s Limited Partnership Agreement (the “Agreement”).  The various allocations under the Agreement prevent any limited partner’s capital account from being reduced below zero and ensure the capital accounts reflect the anticipated sharing ratios of cash distributions, as defined in the Agreement.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, annual cash distributions to limited partners were made at a rate of approximately 10% of their original contributed capital.  Distributions for the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, reflect an annual return of capital in the amount of approximately $1.14 per weighted average number of limited partnership units outstanding during the year.

2.  Summary of Significant Accounting Policies

Revenue Recognition

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, the Partnership has only entered into operating leases.  Lease revenue is recognized on a monthly basis in accordance with the terms of the operating lease agreements.

The Partnership reviews a customer’s credit history before extending credit and may establish a provision for uncollectible accounts receivable based upon the credit risk of specific customers, historical trends and other information.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007
(CONT’D)

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the fair value of certain instruments.  The carrying values of cash, receivables and payables approximate fair value due to the short term maturity of these instruments.

Long-Lived Assets

The Partnership evaluates its long-lived assets when events or circumstances indicate that the value of the asset may not be recoverable.  The Partnership determines whether impairment exists by estimating the undiscounted cash flows to be generated by each asset.  If the estimated undiscounted cash flows are less than the carrying value of the asset, then an impairment exists.  The amount of the impairment is determined based on the difference between the carrying value and the fair value.  The fair value is determined based on estimated discounted cash flows to be generated by the asset.  The Partnership determined that no impairment had occurred during the period of May 10, 2007 (Commencement of Operations) through December 31, 2007.

Depreciation on computer equipment for financial statement purposes is based on the straight-line method over estimated useful lives of four years.

Intangible Assets

Equipment acquisition costs and deferred expenses are amortized on a straight-line basis over two-to-four year lives.  Unamortized acquisition costs and deferred expenses are charged to amortization expense when the associated leased equipment is sold.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less to be cash equivalents.  Cash equivalents have been invested in a money market account investing directly in Treasury obligations.  Cash at December 31, 2007 was held in the custody of one financial institution.  At times, the balances may exceed federally insured limits.  The Partnership mitigates this risk by depositing funds with a major financial institution. The Partnership has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk.

Accounts Receivable

Accounts receivable includes current accounts receivable, net of allowances and other accruals.  The Partnership regularly reviews the collectability of its receivables and the credit worthiness of its customers and adjusts its allowance for doubtful accounts accordingly.

Income Taxes

The Partnership is not subject to federal income taxes; instead, any taxable income (loss) is passed through to the partners and included on their respective income tax returns.

Taxable income differs from financial statement net income as a result of reporting certain income and expense items for tax purposes in periods other than those used for financial statement purposes, principally relating to depreciation, amortization, and lease income.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007
(CONT’D)

Offering Costs

Offering costs are payments for selling commissions, dealer manager fees, professional fees and other offering expenses relating to the syndication.  Selling commissions are 8% of the partners’ contributed capital and dealer manager fees are 2% of the partners’ contributed capital.  These costs have been deducted from partnership capital in the accompanying financial statements.

Net Income (Loss) Per Equivalent Limited Partnership Unit

The net income (loss) per equivalent limited partnership unit is computed based upon net income (loss) allocated to the Limited Partners and the weighted average number of equivalent limited partner units outstanding during the year.

Reimbursable Expenses

Reimbursable expenses, which are charged to the Partnership by CCC in connection with the administration and operation of the Partnership, are allocated to the Partnership based upon several factors including, but not limited to, the number of investors, compliance issues, and the number of existing leases.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”).  The objective of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years.  The Partnership does not expect the implementation of SFAS 160 to have a material impact on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses will be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). The Partnership is currently determining whether fair value accounting is appropriate for any of its eligible items and cannot currently estimate the impact, if any, which SFAS 159 may have on our results of operation and financial condition.

In September 2006, the FASB issued Statement of Financial Accounting Standards 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance on measuring the fair value of assets and liabilities. SFAS 157 applies to other accounting pronouncements that require or permit assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Partnership in the first quarter of its fiscal year 2008.   In February 2008, the FASB issued two Staff Positions on SFAS 157: (1) FASB Staff Position No. FAS 157-1 (FAS 157-1), “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13,” and (2) FASB Staff Position No. FAS 157-2 (FAS 157-2),“Effective Date of FASB Statement No 157.” FAS 157-1 excludes FASB Statement No. 13, Accounting for Leases, as well as other accounting pronouncements that address fair value measurements on lease classification or measurement under Statement 13, from SFAS 157’s scope. FAS157-2 partially defers Statement 157’s effective date.  The Partnership is currently determining the effect, if any, that the adoption of SFAS 157 and 157-1 will have on its financial statements.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007
(CONT’D)

3.  Computer Equipment

The Partnership is the lessor of equipment under operating leases with periods ranging from 35 to 36 months.  In general, associated costs such as repairs and maintenance, insurance and property taxes are paid by the lessee.

For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, the Partnership’s leasing operations consisted entirely of operating leases.  Operating lease revenue is recognized on a monthly basis in accordance with the terms of the lease agreement.

Remarketing fees are paid to the leasing companies from which the Partnership purchases leases.  Remarketing fees are earned by the leasing companies when the initial terms of the lease have been met.  The General Partner believes that this strategy adds value since it entices the leasing company to "stay with the lease" for potential extensions, remarketing or sale of equipment.  This strategy potentially minimizes any conflicts the leasing company may have with a potential new lease and will potentially assist in maximizing overall portfolio performance.  The remarketing fee is tied into lease performance thresholds and is factored in the negotiation of the fee.  Remarketing fees incurred in connection with lease extensions are accounted for as operating costs.  Remarketing fees incurred in connection with the sale of computer equipment are included in our gain or loss calculations.  No remarketing fees were paid for the period of May 10, 2007 (Commencement of Operations) through December 31, 2007.

The Partnership’s share of the computer equipment in which it participates with other partnerships at December 31, 2007 was approximately $474,000 and is included in the Partnership’s fixed assets on their balance sheet. The total cost of the equipment shared by the Partnership with other partnerships at December 31, 2007 was approximately $949,000.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007
(CONT’D)

The following is a schedule of future minimum rentals on noncancelable operating leases at December 31, 2007:

Year ending December 31,	Amount

2008	$538,143
2009	538,143
2010	361,203
$1,437,489

Significant Customers

Lessees exceeding 10% of lease income for the period ended December 31:

Lessee	2007

Lessee A	61%
Lessee B	23%
Lessee C	12%
Total % of Lease Income	96%

Lessees exceeding 10% of accounts receivable at December 31:

Lessee	2007

Lessee A	74%
Lessee B	26%
Total % of Accounts Receivable	100%

4.  Related Party Transactions

Organizational Fee

The General Partner is entitled to be paid an organizational fee equal to three percent of the first $25,000,000 of Limited Partners’ capital contributions and two percent of the Limited Partners’ capital contributions in excess of $25,000,000, as compensation for the organization of the Partnership.  During the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, the Partnership accrued and paid approximately $306,000 in organizational fees.

Selling Commission and Dealer Manager Fees

The Partnership will pay to Commonwealth Capital Securities Corp. (CCSC), an affiliate of Commonwealth Capital Corp., an aggregate of up to 10% of the partners’ contributed capital as selling commissions and dealer manager reallowance fees, after the required $1,150,000 minimum subscription amount has been sold.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, selling commissions and dealer manager fees of approximately $1,019,000 were accrued and paid to CCSC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007
(CONT’D)

Reimbursable Expenses

The General Partner and its affiliates are entitled to reimbursement by the Partnership for the cost of supplies or services obtained and used by the General Partner in connection with the administration and operation of the Partnership from third parties unaffiliated with the General Partner.  In addition, the General Partner and its affiliates are entitled to reimbursement for certain expenses incurred by the General Partner and its affiliates in connection with the administration and operation of the Partnership.   For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, the Partnership recorded $438,000 for reimbursement of expenses to the General Partner.  At December 31, 2007 approximately $50,000 was payable to the General Partner.

Equipment Acquisition Fee

The General Partner is entitled to be paid an equipment acquisition fee of 4% of the purchase price of each item of equipment purchased as compensation for the negotiation of the acquisition of the equipment and lease thereof or sale under a conditional sales contract.  The fee was paid upon each closing of the Offering with respect to the equipment to be purchased by the Partnership with the net proceeds for the offering available for investment in equipment.  If the Partnership acquires equipment in an amount exceeding the net proceeds of the offering available for investment in equipment, the fee will be paid when such equipment is acquired. For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, equipment acquisition fees of approximately $346,000 were paid to the General Partner. Of this amount approximately $69,000 has been earned by the General Partner relating to equipment acquired in 2007. The remaining balance of approximately $277,000 will be earned in future proceeds.

Debt Placement Fee

As compensation for arranging term debt to finance the acquisition of equipment by the Partnership, the General Partner is paid a fee equal to 1% of such indebtedness; provided, however, that such fee shall be reduced to the extent the Partnership incurs such fees to third parties, unaffiliated with the General Partner or the lender, with respect to such indebtedness and no such fee will be paid with respect to borrowings from the General Partner or its affiliates.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, the Partnership did not pay any debt placement fees to the General Partner.

Equipment Management Fee

The General Partner is entitled to be paid a monthly fee equal to the lesser of (i) the fees which would be charged by an independent third party for similar services for similar equipment or (ii) the sum of (a) two percent of (1) the gross lease revenues attributable to equipment which is subject to full payout net leases which contain net lease provisions plus (2) the purchase price paid on conditional sales contracts as received by the Partnership and (b) 5% of the gross lease revenues attributable to equipment which is subject to operating leases.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, equipment management fees of approximately $9,000 were accrued and paid to the General Partner as determined pursuant to section (ii) above.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007
(CONT’D)

Re-lease Fee

As compensation for providing releasing services for any equipment for which the General Partner has, following the expiration of, or default under, the most recent lease or conditional sales contract, arranged a subsequent lease or conditional sales contract for the use of such equipment to a lessee or other party, other than the current or most recent lessee or other operator of such equipment or its affiliates (“Re-lease”), the General Partner shall receive, on a monthly basis, a Re-lease Fee equal to the lesser of (a) the fees which would be charged by an independent third party for comparable services for comparable equipment or (b) two percent of gross lease revenues derived from such Re-lease.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, there were no such fees accrued and paid to the General Partner.

Equipment Liquidation Fee

With respect to each item of equipment sold by the General Partner (other than in connection with a conditional sales contract), a fee equal to the lesser of (i) 50% of the competitive equipment sales commission or (ii) three percent of the sales price for such equipment is payable to the General Partner.  The payment of such fee is subordinated to the receipt by the limited partners of the net disposition proceeds from such sale in accordance with the Partnership Agreement.  Such fee will be reduced to the extent any liquidation or resale fees are paid to unaffiliated parties.  For the period of May 10, 2007 (Commencement of Operations) through December 31, 2007, there were no such fees earned by the General Partner.

5.  Reconciliation of Net (Loss) Reported for Financial Reporting Purposes to Taxable Income (Loss) on the Federal Partnership Return

Period of May 10, 2007 (commencement of operations) through December 31, 2007

Net (loss) for financial reporting purposes	$(559,868)
Adjustments
Depreciation	53,173
Amortization	109,780
Unearned lease income	82,567

Taxable (loss) on the Federal Partnership return	$(314,348)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007
(CONT’D)

6.  Quarterly Results of Operation (Unaudited)

Summarized quarterly financial data for the period of May 10, 2007, (Commencement of Operations) through December 31, 2007 is as follows:

	Quarter ended
	June 30	September 30	December 31

2007

Revenues
Lease and other	$2,654	$89,861	$174,012
Total revenues	2,654	89,861	174,012

Total costs and expenses	82,430	201,994	541,948

Net (loss)	$(79,776)	$(112,133)	$(367,936)
Net (loss) allocated to limited partners	$(79,776)	$(113,569)	$(370,029)
Net (loss) per limited partner unit	$(0.71)	$(0.51)	$(1.21)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$5,350.00
National Association of Securities Dealers, Inc. Filing Fee	$5,500.00
Blue Sky Fees and Expenses	$100,000.00
Printing Costs	$300,000.00
Accounting Costs	$200,000.00
Legal Fees and Expenses	$200,000.00
Sales Literature Costs	$200,000.00
Seminar Attendance	$560,000.00	(1)
Miscellaneous	$260,000.00	(2)
Total	$1,830,850.00

Except for the SEC Registration Fee and the NASD Filing Fee, the amounts listed above are estimates.

(1) Seminar attendance represents the cost of travel to and attendance at educational workshops and conferences hosted by broker/dealers, and also the attendance of industry meetings related to regulation and the industry, which one or more employees of the sponsor attend.

(2) Miscellaneous expenses include personnel costs related to management, administrative and marketing services paid for by CIGF6, as well as the cost of maintaining our escrow account.

Item 14.  Indemnification of Directors and Officers

The Registrant’s Agreement of Limited Partnership contains certain indemnification provisions for the benefit of the General Partner and its officers, directors and employees. Reference is made to “Responsibilities of the General Partner” and “Summary of the Partnership Agreement” in the Prospectus included in this Registration Statement for a summary of such provisions and to the Restated Limited Partnership Agreement which is filed as an exhibit to this Registration Statement.

Item 15.  Recent Sales of Unregistered Securities

On or about January 6, 2006, the Registrant sold one unit of limited partnership interest to Kimberly A. Springsteen, the initial limited partner of the Partnership, for a purchase price of $500.00. The Registrant determined the issuance of such interest to be exempt from registration under the Securities Act of 1933, as amended, by virtue of the provisions of Section 4(2) thereof exempting transactions by an issuer not involving any public offering.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

1.1*	Form of Dealer Manager Agreement
3.1*	Certificate of Limited Partnership
3.2*	Restated Limited Partnership Agreement (incorporated herein by reference to Appendix I to the Prospectus)
5.1*	Opinion of Reed Smith LLP as to legality of the Units
8.1*	Form of Opinion of Reed Smith LLP as to tax matters
10.1*	Form of Participating Broker Agreement
10.2*	Form of Escrow Agreement
10.3*	Promissory Note
10.4*	Promissory Note
23.1	Consent of Independent Registered Public Accounting Firm
23.3*	Consent of Reed Smith LLP (included in Exhibit 5.1 and 8.1)
24.1*	Power of Attorney

     * Previously filed.

(b)   Financial Statements Included in the Prospectus

Commonwealth Income & Growth Fund VI

Report of Independent Registered Public Accounting Firm
Balance Sheet at December 31, 2007
Statement of Operations for the period May 10, 2007 (Commencement of Operations) through December 31, 2007
Statement of Partners’ Capital for the period May 10, 2007 (Commencement of Operations) through December 31, 2007
Statement of Cash Flow for the period May 10, 2007 (Commencement of Operations) through December 31, 2007
Notes to Financial Statements

Item 17.  Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That all such post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) To provide to the Limited Partners the financial statements required by Form 10-K for the first full year of operations of the partnership.

(6) To send to each Limited Partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chadds Ford, Commonwealth of Pennsylvania, on March 18, 2008.
COMMONWEALTH INCOME & GROWTH FUND VI
a Pennsylvania Limited Partnership
By: COMMONWEALTH INCOME & GROWTH FUND,INC., General Partner
By: /s/ Kimberly A. Springsteen
Kimberly A. Springsteen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kimberly A. Springsteen	Chairmen of the Board and CEO of	March 18, 2008
Kimberly A. Springsteen	Commonwealth Income & Growth
Fund, Inc. (Principal Executive Officer,
Principal Financial Officer and Principal
Accounting Officer)

/s/ Henry J. Abbott	Director, President of Commonwealth	March 18, 2008
Henry J. Abbott	Income & Growth Fund, Inc.

Exhibit Index

1.1*	Form of Dealer Manager Agreement
3.1*	Certificate of Limited Partnership
3.2*	Restated Limited Partnership Agreement (incorporated herein by reference to Appendix I to the Prospectus)
5.1*	Opinion of Reed Smith LLP as to legality of the Units
8.1*	Form of Opinion of Reed Smith LLP as to tax matters
10.1*	Form of Participating Broker Agreement
10.2*	Form of Escrow Agreement
10.3*	Promissory Note
10.4*	Promissory Note
23.1	Consent of Independent Registered Public Accounting Firm
23.3*	Consent of Reed Smith LLP (included in Exhibit 5.1 and 8.1)
24.1*	Power of Attorney

     * Previously filed.